Exhibit 99.1

Contact Information:
May 5, 2010	Michael H. Shapiro
Vice President and Chief Financial Officer
414-643-3000

FOR IMMEDIATE RELEASE

RBS Global, Inc. and Rexnord LLC Announces Completion of Tender Offers for Certain of their Outstanding Notes

Milwaukee, WI – May 5, 2010

RBS Global, Inc. (“RBS Global”) and Rexnord LLC (“Rexnord” and, together with RBS Global, the “Companies”) announced today the completion of their tender offer and consent solicitations (the “Tender Offers”) to purchase any and all of their outstanding 9.50% Senior Unsecured Notes due 2014 (the “2006 9.50% Notes”), 9.50% Senior Unsecured Notes due 2014 (the “2009 9.50% Notes”) and 8.875% Senior Unsecured Notes due 2016 (the “8.875% Notes”, and, together with the 2006 9.50% Notes and the 2009 9.50% Notes, the “Notes”).

The Tender Offers expired at midnight, New York City time, on May 4, 2010 (the “Expiration Date”). As previously announced, the Companies received tenders from holders of (i) $794,142,000 aggregate principal amount, or approximately 99.89%, of their 2006 9.50% Notes, (ii) $196,257,000 aggregate principal amount, or approximately 99.99%, of their 2009 9.50% Notes and (iii) $76,977,000 aggregate principal amount, or approximately 97.44%, of their 8.875% Notes prior to the expiration of the consent payment deadline on April 20, 2010 at 5 p.m., New York City time (the “Consent Date”). On April 28, 2010 the Companies accepted for early payment the Notes tendered prior to 10:30 a.m., New York City time, on such date. No additional Notes were tendered from the Consent Date to the Expiration Date.

The Companies engaged Credit Suisse Securities (USA) LLC to act as sole dealer manager and solicitation agent in connection with the Tender Offers.

About RBS Global and Rexnord LLC

RBS Global is the parent company of Rexnord LLC. Headquartered in Milwaukee, Wisconsin, we believe we are a leading, global multi-platform industrial company comprised of two strategic platforms: Power Transmission and Water Management, with approximately 5,700 employees worldwide. Our Power Transmission products include gears, couplings, industrial bearings, flattop chain and modular conveyer belts, special components, industrial chain and conveying equipment and aerospace bearings and seals. Our Water Management products include professional grade specification drainage, water control, PEX piping and commercial brass products. Additional information about the Companies can be found at www.rexnord.com and www.zurn.com.

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